Exhibit 99.1

Charter Closes $2.5 Billion of Senior Unsecured Notes and Senior Secured Notes

STAMFORD, Connecticut – April 20, 2017 – Charter Communications, Inc. (NASDAQ: CHTR) (along with its subsidiaries, “Charter”) today announced that its subsidiaries, CCO Holdings, LLC and CCO Holdings Capital Corp. (collectively, the “CCOH Issuers”) and Charter Communications Operating, LLC and Charter Communications Operating Capital Corp. (collectively, the “CCO Issuers”) have closed on the following securities:

•	The CCOH Issuers: $1.25 billion in aggregate principal amount of senior unsecured notes due 2027 (the “CCOH Notes”). The CCOH Notes bear interest at a rate of 5.125% per annum and were issued at a price of 100.500% of the aggregate principal amount of $1.25 billion. The CCOH Notes form a part of the same series as the 5.125% Senior Unsecured Notes issued on February 6, 2017 and increased on March 29, 2017 to the aggregate principal amount of $2.0 billion, and,

•	The CCO Issuers: $1.25 billion in aggregate principal amount of senior secured notes due 2047 (the “CCO Notes,” and together with the CCOH Notes, the “Notes”). The CCO Notes bear interest at a rate of 5.375% per annum and were issued at a price of 99.968% of the aggregate principal amount of $1.25 billion.

Through the concurrent offerings, Charter has closed on $2.5 billion in aggregate principal amount of Notes.

The Notes were sold to qualified institutional buyers in reliance on Rule 144A and outside the United States to non-U.S. persons in reliance on Regulation S. The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This news release is neither an offer to sell nor a solicitation of an offer to buy the Notes and shall not constitute an offer, solicitation or sale, nor is it an offer to purchase, or the solicitation of an offer to sell the Notes in any jurisdiction in which such offer, solicitation, or sale is unlawful.

About Charter

Charter (NASDAQ: CHTR) is a leading broadband communications company and the second largest cable operator in the United States. Charter provides a full range of advanced broadband services, including Spectrum TV™ video entertainment programming, Spectrum Internet™ access, and Spectrum Voice™. Spectrum Business™ similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, business telephone, video and music entertainment services, and wireless backhaul. Charter’s advertising sales and production services are sold under the Spectrum Reach™ brand. More information about Charter can be found at www.spectrum.com.

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Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

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